INFORMATION

For Immediate Release
February 1, 2005
Contact:  513.271.3700
John A. Kraeutler

MERIDIAN BIOSCIENCE COMPLETES ACQUISITION
OF O.E.M. CONCEPTS AND COMMENTS ON
NEW GROWTH OPPORTUNITIES

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today announced that it has completed the purchase of O.E.M. Concepts, Inc., highlights include:

•	purchase price of $6.0 million in cash and a performance based earnout opportunity of $2.3 million over a four-year period, as previously reported;

•	earnings accretion of between $0.01 and $0.02 for the balance of fiscal 2005 and $0.04 to $0.06 for fiscal 2006 with continued growth and higher earnings contributions anticipated;

•	O.E.M.‘s management team to remain with the Company thereby enhancing Meridian’s Life Science business;

•	proprietary know-how and technological capabilities that fit well with and add to Meridian’s Viral Antigens and BIODESIGN International subsidiaries; and

•	complements Meridian’s entry into the important and growing market for products addressing the bioterrorism threat and related U.S. Government business.

Meridian Bioscience today completed the acquisition of all of the outstanding capital stock of O.E.M. Concepts, Inc., for $6 million in cash and a performance based earnout opportunity over four years of $2.3 million. O.E.M. Concepts, headquartered in Toms River, NJ, is a leading producer and distributor of highly specialized biologicals for the diagnostic, pharmaceutical, and research markets. The management team will continue with the Company. O.E.M. Concepts is a high quality, large-volume producer of monoclonal and polyclonal antibodies that are critical components of commercial diagnostic products used in the diagnosis of infectious diseases and in the monitoring of human protein levels in metabolic disorders, pregnancy, and cardiac disease. This acquisition adds important technologies and capabilities to Meridian’s Life Science business and it will complement Meridian’s expanding life science subsidiaries, BIODESIGN International and Viral Antigens. In addition to its technological capabilities, the acquired business adds proprietary know-how in the production of high-volume, custom biologicals. Through the acquisition and development of advanced enabling technologies, Meridian continues to expand its Life Science business to support and service researchers, diagnostic test manufacturers, as well as biopharmaceutical and biotechnology companies. The annual revenue rate for O.E.M. Concepts is expected to be in the $5 million to $6 million range for fiscal 2005; earnings per share accretion after giving effect to purchase accounting adjustments, is expected to be between $0.01 and $0.02 per share, for fiscal 2005. Management expects EPS accretion in fiscal 2006 to be between $0.04 and $0.06 per share.

Rick Eberly, Executive Vice President and General Manager, Meridian Life Science, said, “We are excited about the addition of O.E.M. Concepts to the Meridian Life Science business because of its strategic role in expanding our current enabling technologies for the emerging life science markets. The management team of O.E.M. Concepts will also enhance our ability to expand Meridian’s full complement of life science technologies to a broader market of researchers, diagnostic test manufacturers, and pharmaceutical companies.”

Robert W. Minarchi, President of O.E.M. Concepts, Inc., said, “Our acquisition by Meridian Bioscience will allow O.E.M. Concepts to continue to grow and position us to exploit additional opportunities in the future. The core competencies that are represented in O.E.M. Concepts, when combined with those present in the current Meridian Life Science companies, create a truly dynamic menu of capabilities that I believe will leverage the success of all three companies in Meridian’s Life Science Division.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements which may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “should” and similar expressions or the negative versions thereof and which also may be identified by their context. Such statements are based upon current expectations of the Company and speak only as of the date made. The Company assumes no obligation to publicly update any forward-looking statements. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ, including, without limitation, the following: Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. Changes in the relative strength or weakness of the U.S. dollar can change expected results. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, and respiratory infections. Meridian diagnostic products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals along with proteins and other biologicals used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices and diagnostics manufacturers in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

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